Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Dreyfus Investment Funds:

We consent to the use of our reports, dated November 23, 2010, on Dreyfus/The Boston Company Large Cap Core Fund, Dreyfus/The Boston Company Emerging Markets Core Equity Fund, Dreyfus/The Boston Company Small Cap Growth Fund, Dreyfus/The Boston Company Small Cap Tax-Sensitive Equity Fund, Dreyfus/The Boston Company Small Cap Value Fund, Dreyfus/The Boston Company Small/Mid Cap Growth Fund, Dreyfus/Standish Intermediate Tax Exempt Bond Fund and Dreyfus/Newton International Equity Fund, each a series of Dreyfus Investment Funds,(collectively the “Funds”), incorporated by reference herein and to the references to our firm under the headings “Financial Highlights” in the prospectuses and “Counsel and Independent Registered Public Accounting Firm” in the statement of additional information.

KPMG LLP/s/

New York, New York

January 27, 2011